Exhibit 99.1

AlphaRx Enters into Joint Venture Agreement with Leading Chinese Marketing Company To Distribute Its Proprietary Pharmaceutical and Consumer Product Lines Throughout Asia

Joint Venture Partner to Provide $31 Million in Funding; AlphaRx To Receive 30% Stake and 5% Royalty on Gross Sales

Markham, Ontario, May 01, 2006 -- AlphaRx Inc. (OTC Bulletin Board: ALRX), an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs, announced today that its wholly owned subsidiary, AlphaRx International Holdings Limited ("AIH"), has entered into a Joint Venture Agreement, ("JV") with a leading Chinese marketing company (the "China Party"), to establish a Joint Venture Company, ("JV Company") in China, for the purpose of manufacturing, marketing and distributing AIH's proprietary line of pharmaceutical and consumer health (over-the-counter) products in Asia.

CONTRIBUTIONS OF PARTIES TO JV COMPANY

The China Party has agreed to fund the JV Company with working capital of RMB$250 Million (approximately USD$31 Million). AIH will license certain products and develop new novel branded generic products in lieu of capital payment to the JV Company. The JV Company will fund all ongoing development and marketing costs for the licensed products.

As a result, the JV Company will issue to AIH common shares equivalent to 30% of its total issued and outstanding shares. In addition, AIH will receive a 5% royalty on all gross sales of the JV Company.

CONSTRUCTION OF NEW MANUFACTURING FACILITY

The JV Company will construct a new manufacturing plant in Lianyungang City, Jiangsu Province, China, which is expected to be completed by the first quarter of 2007. This new state-of-the art facility will be capable of manufacturing solid, liquid, semi-solid and injectable pharmaceutical products.

Michael Lee, CEO of AlphaRx, stated, "We are extremely excited to enter into this agreement with a well respected and experienced Chinese enterprise. The USD$31 million value of this joint venture is another validation that AlphaRx and its related enterprises and joint ventures have the innovative products that meet the needs of consumers in China and throughout Asia. We believe the opportunity to generate significant revenue is substantial, and we look forward to the launch early next year."

This press release is available on the Company's official online Investor Relations HUB at http://www.agoracom.com/IR/AlphaRx for investor questions, answers and monitored commentary. Alternatively, investors are able to e-mail all questions and correspondence to ALRX@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and updates in real time.

About AlphaRx International Holdings Limited (AIH)

AIH, based in Hong Kong, is a wholly owned subsidiary of AlphaRx Inc., AIH's mission is to become a leading developer, manufacturer and marketer of innovative pharmaceutical products in Asia through its strategic and joint venture partners.

About AlphaRx Inc.

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method. The Company's product candidates address various pharmaceutical markets, including arthritis, tuberculosis, ocular infection and inflammation, cataracts, hospital acquired pneumonia and sepsis.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the companies.

For more information, please contact:

For AlphaRx Inc.:

AGORACOM Investor Relations Corp.
Web: http://www.agoracom.com/IR/AlphaRx
E-mail: ALRX@Agoracom.com